Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated 22 February 2018, relating to the consolidated financial statements of The Royal Bank of Scotland Group plc and the effectiveness of The Royal Bank of Scotland Group plc’s internal control over financial reporting, included in the Annual Report on Form 20-F of The Royal Bank of Scotland Group plc for the year ended 31 December 2017, in the following Registration Statements:

F-3 333-222022

S-8 333-160220

S-8 333-85208

S-8 333-115726

S-8 333-120980

S-8 333-130558

S-8 333-153673

S-8 333-171227

S-8 333-174641

S-8 333-179967

/s/ Ernst & Young LLP

Ernst & Young LLP

London, United Kingdom

29 March 2018